EXHIBIT 23.2


                    [KNIGHT VALE & GREGORY PLLC LETTERHEAD]


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use of our report, dated January 7, 2000, relating to the consolidated financial statements of United Bancorp and Subsidiaries in the 8-K and S-8 filings of PremierWest Bancorp.


/s/ Knight Vale & Gregory PLLC

Knight Vale & Gregory PLLC

Tacoma, Washington
July 20, 2000